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                                                                    EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement
(Form S-8) pertaining to the ARIS Corporation 1998 Employee Stock Purchase Plan for the registration of 200,000 shares of its common stock, of our report with respect to the consolidated financial statements of fine.com International Corp. dated April 2, 1999, except for Note 5 as to which the date is April 22, 1999, which is included in the Proxy Statement of fine.com International Corp. that is made a part of the Registration Statement (Form S-4 No. 333-84595) and Prospectus of ARIS Corporation dated August 5, 1999, and is incorporated by reference in the ARIS Corporation's Current Report on Form 8-K dated September 14, 1999.

ERNST & YOUNG LLP
/s/ Ernst & Young LLP

Seattle, Washington
December 29, 1999




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